Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
October 26, 2023

CULLEN/FROST REPORTS THIRD QUARTER RESULTS
Board declares fourth quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported third quarter 2023 results.
Net income available to common shareholders for the third quarter of 2023 was $154.0 million compared to $168.1 million in the third quarter of 2022. On a per-share basis, net income available to common shareholders for the third quarter of 2023 was $2.38 per diluted common share, compared to $2.59 per diluted common share reported a year earlier, representing a 8.1 percent decrease. Returns on average assets and average common equity were 1.25 percent and 18.93 percent, respectively, for the third quarter of 2023 compared to 1.27 percent and 20.13 percent, respectively, for the same period a year earlier.
For the first nine months of 2023, net income available to common shareholders was $490.4 million, up 28.1 percent compared to $383.0 million for the first nine months of 2022. Diluted EPS available to common shareholders for the first nine months of 2023 was $7.54 compared to $5.90 in the year-earlier period, representing an increase of 27.8 percent. Returns on average assets and average common equity for the first nine months of 2023 were 1.32 percent and 20.25 percent, respectively, compared to 1.00 percent and 14.19 percent, respectively, for the same period in 2022.

For the third quarter of 2023, net interest income on a taxable-equivalent basis was $407.4 million, up 7.3 percent compared to the same quarter in 2022. Average loans for the third quarter of 2023 increased $1.1 billion, or 6.8 percent, to $18.0 billion, from the $16.8 billion reported for the third quarter a year earlier. Average deposits for the third quarter were $40.8 billion, down $5.0 billion, or 10.9 percent, compared to the $45.8 billion reported for last year's third quarter, and down $179 million, or 0.4 percent, compared to the second quarter of 2023. Average non-interest bearing deposits were down $408 million, or 2.7 percent, from the second quarter. Average interest-bearing deposits were up $229 million, or 0.9 percent, from the second quarter.

“Our third quarter results demonstrate that Frost bankers continue to provide our customers with top-quality service and that our long-term investments in sustained organic growth are paying dividends,” said Cullen/Frost Chairman and CEO Phil Green. “Loans continued to increase and our deposit volumes stabilized as expected. We continued our investments in market expansions and rolling out our new mortgage loan offering, as well as in strategic marketing initiatives and core technology platforms. We were excited to announce our Frost Bank Center naming rights agreement with the San Antonio Spurs during the third quarter, which will greatly enhance awareness of the Frost brand.
“We continue to be focused on making sound institutional decisions about near-term investments that will support our sustained growth and success over the longer term.”

Noted financial data for the third quarter of 2023 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the third quarter of 2023 were 13.32 percent, 13.81 percent and 15.28 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $407.4 million for the third quarter of 2023, an increase of 7.3 percent, compared to the prior year period. Net interest margin was 3.44 percent for the third quarter compared to 3.45 percent for the second quarter of 2023 and compared to 3.01 percent for the third quarter of 2022.

•Non-interest income for the third quarter of 2023 totaled $106.0 million, an increase of $6.2 million, or 6.2 percent, from the $99.8 million reported for the third quarter of 2022. Other non-interest income increased $3.9 million, or 41.1 percent, compared to the third quarter of 2022. The increase was primarily related to increases in income from customer derivative and foreign exchange transactions (up $2.6 million) and public finance underwriting fees (up $751,000), among other things. Other charges, commissions, and fees increased $2.0 million, or 18.3 percent, compared to the third quarter of 2022. The increase was primarily related to increases in other service charges (up $711,000), capital markets advisory fees (up $428,000), and letter of credit fees (up $393,000), among other things. Insurance commissions and fees increased $484,000, or 3.7 percent, compared to the third quarter of 2022. The increase during the third quarter of 2023 was mainly driven by an increase in commission income.
•Non-interest expense was $293.3 million for the third quarter of 2023, up $35.4 million, or 13.7 percent, compared to the $257.9 million reported for the third quarter a year earlier. Other non-interest expense increased $10.4 million, or 22.8 percent, compared to the third quarter of 2022. The increase during the third quarter of 2023 included increases in advertising/promotions expense (up $3.6 million); professional services expense (up $3.5 million), which was primarily related to information technology services; and fraud losses (up $1.2 million), among other things. Salaries and wages expense increased $10.4 million, or 8.2 percent, compared to the third quarter of 2022. The increase in salaries and wages was primarily related to an increase in salaries, due to annual merit and market increases, and an increase in the number of employees. The increase in the number of employees was partly related to our investments in organic expansion in the Houston, Dallas and Austin markets, and also to the gradual rollout of our mortgage loan product offering. Employee benefits expense increased by $4.8 million, or 22.4 percent, compared to the third quarter of 2022. The increase in employee benefits expense was related to an increase in medical benefits expense (up $2.0 million), a decrease in the net periodic benefit related to our defined benefit retirement plan (down $1.6 million), and an increase in payroll taxes (up $850,000), among other things. Technology, furniture, and equipment expense increased $4.5 million, or 14.6 percent, compared to the third quarter of 2022. The increase was primarily related to increases in cloud services expense (up $3.3 million) and service contracts expense (up $1.3 million). Net occupancy expense increased $3.4 million, or 12.3 percent, compared to the third quarter of 2022. The increase was mainly driven by increases in depreciation on buildings and leasehold improvements (up $1.3 million) and repairs/maintenance/service contracts (up $867,000), among other things, driven partly by our expansion activity.
•For the third quarter of 2023, the company reported a credit loss expense of $11.2 million, and reported net charge-offs of $5.0 million. This compares to a credit loss expense of $9.9 million and net charge-offs of $9.8 million for the second quarter of 2023 and no credit loss expense and net charge-offs of $2.9 million for the third quarter of 2022. The allowance for credit losses on loans as a percentage of total loans was 1.32 percent at September 30, 2023, compared to 1.32 percent at the end of the second quarter of 2023 and 1.38 percent at the end of the third quarter of 2022. Non-accrual loans were $67.2 million at the end of the third quarter of 2023, compared to $67.8 million at the end of the second quarter of 2023 and $29.9 million at the end of the third quarter of 2022.

The Cullen/Frost board declared a fourth-quarter cash dividend of $0.92 per common share. The dividend on common stock is payable December 15, 2023 to shareholders of record on November 30 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable December 15, 2023 to shareholders of record on November 30 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, October 26, 2023, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, October 29, 2023 at 1-877-660-6853 with Conference ID # of 13741829. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $48.7 billion in assets at September 30, 2023. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market, and monetary fluctuations.
•Local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation, and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may continue to be adversely affected by the current or anticipated impact of global wars/military conflicts, terrorism, or other geopolitical events.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2023			2022
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$385,426	$385,266	$399,820	$398,457	$355,547
Net interest income (1)	407,353	408,594	425,844	423,892	379,518
Credit loss expense	11,185	9,901	9,104	3,000	—
Non-interest income:
Trust and investment management fees	37,616	39,392	36,144	39,695	38,552
Service charges on deposit accounts	23,603	23,487	21,879	22,321	22,960
Insurance commissions and fees	13,636	12,940	18,952	11,674	13,152
Interchange and card transaction fees	4,672	5,250	4,889	4,480	4,614
Other charges, commissions, and fees	13,128	12,090	11,704	10,981	11,095
Net gain (loss) on securities transactions	12	33	21	—	—
Other	13,331	10,336	11,676	16,529	9,448
Total non-interest income	105,998	103,528	105,265	105,680	99,821

Non-interest expense:
Salaries and wages	137,562	133,195	130,345	136,697	127,189
Employee benefits	26,527	26,792	33,922	21,975	21,680
Net occupancy	31,581	31,714	30,349	28,572	28,133
Technology, furniture, and equipment	35,278	33,043	32,481	30,912	30,781
Deposit insurance	6,033	6,202	6,245	3,967	4,279
Other	56,275	54,096	51,800	59,174	45,836
Total non-interest expense	293,256	285,042	285,142	281,297	257,898
Income before income taxes	186,983	193,851	210,839	219,840	197,470
Income taxes	31,332	31,733	33,186	28,666	27,710
Net income	155,651	162,118	177,653	191,174	169,760
Preferred stock dividends	1,668	1,669	1,669	1,669	1,668
Net income available to common shareholders	$153,983	$160,449	$175,984	$189,505	$168,092

PER COMMON SHARE DATA
Earnings per common share - basic	$2.38	$2.47	$2.71	$2.92	$2.60
Earnings per common share - diluted	2.38	2.47	2.70	2.91	2.59
Cash dividends per common share	0.92	0.87	0.87	0.87	0.87
Book value per common share at end of quarter	44.59	50.55	51.59	46.49	41.53

OUTSTANDING COMMON SHARES
Period-end common shares	64,017	64,120	64,396	64,355	64,211
Weighted-average common shares - basic	64,067	64,241	64,374	64,303	64,158
Dilutive effect of stock compensation	172	187	258	344	343
Weighted-average common shares - diluted	64,239	64,428	64,632	64,647	64,501

SELECTED ANNUALIZED RATIOS
Return on average assets	1.25%	1.30%	1.39%	1.44%	1.27%
Return on average common equity	18.93	19.36	22.59	27.16	20.13
Net interest income to average earning assets	3.44	3.45	3.47	3.31	3.01

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2023			2022
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$17,965	$17,664	$17,319	$17,063	$16,823
Loans excluding Paycheck Protection Program	17,945	17,638	17,287	17,020	16,752
Earning assets	45,366	45,929	47,904	48,867	49,062
Total assets	48,804	49,317	51,307	52,284	52,383
Non-interest-bearing demand deposits	14,823	15,231	16,636	17,980	18,511
Interest-bearing deposits	26,005	25,776	26,121	26,779	27,292
Total deposits	40,828	41,007	42,757	44,759	45,803
Shareholders' equity	3,372	3,470	3,305	2,913	3,459

Period-End Balance:
Loans	$18,399	$17,746	$17,486	$17,155	$16,951
Loans excluding Paycheck Protection Program	18,381	17,724	17,458	17,120	16,900
Earning assets	45,218	45,146	47,870	49,402	49,517
Total assets	48,747	48,597	51,246	52,892	52,946
Total deposits	40,992	40,701	42,184	43,954	46,560
Shareholders' equity	3,000	3,387	3,468	3,137	2,812
Adjusted shareholders' equity (1)	4,779	4,692	4,610	4,486	4,341

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$242,235	$233,619	$231,514	$227,621	$234,315
As a percentage of period-end loans	1.32%	1.32%	1.32%	1.33%	1.38%

Net charge-offs:	$4,992	$9,828	$8,782	$3,810	$2,854
Annualized as a percentage of average loans	0.11%	0.22%	0.21%	0.09%	0.07%

Non-accrual loans:	$67,175	$67,781	$38,410	$37,833	$29,904
As a percentage of total loans	0.37%	0.38%	0.22%	0.22%	0.18%
As a percentage of total assets	0.14	0.14	0.07	0.07	0.06

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.32%	13.42%	13.24%	12.85%	12.74%
Tier 1 Risk-Based Capital Ratio	13.81	13.92	13.74	13.35	13.26
Total Risk-Based Capital Ratio	15.28	15.39	15.22	14.84	14.80
Leverage Ratio	8.17	8.11	7.69	7.29	7.09
Equity to Assets Ratio (period-end)	6.15	6.97	6.77	5.93	5.31
Equity to Assets Ratio (average)	6.91	7.04	6.44	5.57	6.60

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Nine Months Ended
	September 30,
	2023	2022
CONDENSED INCOME STATEMENTS
Net interest income	$1,170,512	$892,826
Net interest income (1)	1,241,791	963,089
Credit loss expense	30,190	—
Non-interest income:
Trust and investment management fees	113,152	114,984
Service charges on deposit accounts	68,969	69,570
Insurance commissions and fees	45,528	41,536
Interchange and card transaction fees	14,811	13,751
Other charges, commissions, and fees	36,922	30,609
Net gain (loss) on securities transactions	66	—
Other	35,343	28,688
Total non-interest income	314,791	299,138

Non-interest expense:
Salaries and wages	401,102	355,399
Employee benefits	87,241	66,633
Net occupancy	93,644	83,923
Technology, furniture, and equipment	100,802	89,859
Deposit insurance	18,480	11,636
Other	162,171	135,527
Total non-interest expense	863,440	742,977
Income before income taxes	591,673	448,987
Income taxes	96,251	61,011
Net income	495,422	387,976
Preferred stock dividends	5,006	5,006
Net income available to common shareholders	$490,416	$382,970

PER COMMON SHARE DATA
Earnings per common share - basic	$7.56	$5.92
Earnings per common share - diluted	7.54	5.90
Cash dividends per common share	2.66	2.37
Book value per common share at end of quarter	44.59	41.53

OUTSTANDING COMMON SHARES
Period-end common shares	64,017	64,211
Weighted-average common shares - basic	64,226	64,108
Dilutive effect of stock compensation	208	369
Weighted-average common shares - diluted	64,434	64,477

SELECTED ANNUALIZED RATIOS
Return on average assets	1.32%	1.00%
Return on average common equity	20.25	14.19
Net interest income to average earning assets	3.45	2.64

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2023	2022
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$17,652	$16,630
Loans excluding Paycheck Protection Program	17,626	16,458
Earning assets	46,390	48,100
Total assets	49,849	51,276
Non-interest-bearing demand deposits	15,557	18,277
Interest-bearing deposits	25,967	26,230
Total deposits	41,524	44,507
Shareholders' equity	3,383	3,753

Period-End Balance:
Loans	$18,399	$16,951
Loans excluding Paycheck Protection Program	18,381	16,900
Earning assets	45,218	49,517
Total assets	48,747	52,946
Total deposits	40,992	46,560
Shareholders' equity	3,000	2,812
Adjusted shareholders' equity (1)	4,779	4,341

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$242,235	$234,315
As a percentage of period-end loans	1.32%	1.38%

Net charge-offs:	23,602	11,956
Annualized as a percentage of average loans	0.18%	0.10%

Non-accrual loans:	$67,175	$29,904
As a percentage of total loans	0.37%	0.18%
As a percentage of total assets	0.14	0.06

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.32%	12.74%
Tier 1 Risk-Based Capital Ratio	13.81	13.26
Total Risk-Based Capital Ratio	15.28	14.80
Leverage Ratio	8.17	7.09
Equity to Assets Ratio (period-end)	6.15	5.31
Equity to Assets Ratio (average)	6.79	7.32

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2023			2022
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	5.33%	5.05%	4.57%	3.70%	2.27%
Federal funds sold	5.65	5.35	4.72	3.88	2.44
Resell agreements	5.53	5.26	4.77	4.14	2.39
Securities	3.24	3.24	3.24	3.09	2.94
Loans, net of unearned discounts	6.83	6.64	6.36	5.80	4.89
Total earning assets	4.92	4.77	4.57	4.14	3.43

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.38	0.41	0.36	0.27	0.07
Money market deposit accounts	2.78	2.68	2.47	1.94	1.08
Time accounts	4.34	3.77	2.40	1.52	0.99
Total interest-bearing deposits	2.12	1.87	1.52	1.16	0.62

Total deposits	1.35	1.18	0.93	0.69	0.37

Federal funds purchased	5.32	4.97	4.55	3.78	2.33
Repurchase agreements	3.67	3.52	3.20	2.69	1.50
Junior subordinated deferrable interest debentures	7.34	6.84	6.46	5.39	3.77
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	2.33	2.11	1.79	1.37	0.71

Net interest spread	2.59	2.66	2.78	2.77	2.72
Net interest income to total average earning assets	3.44	3.45	3.47	3.31	3.01

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$6,747	$6,880	$8,687	$11,574	$12,776
Federal funds sold	13	22	64	52	51
Resell agreements	85	85	90	49	10
Securities	20,557	21,278	21,744	20,129	19,402
Loans, net of unearned discount	17,965	17,664	17,319	17,063	16,823
Total earning assets	$45,366	$45,929	$47,904	$48,867	$49,062

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$10,202	$10,862	$11,662	$12,113	$12,235
Money market deposit accounts	11,144	11,431	12,404	12,958	13,466
Time accounts	4,659	3,483	2,055	1,708	1,591
Total interest-bearing deposits	26,005	25,776	26,121	26,779	27,292

Total deposits	40,828	41,007	42,757	44,759	45,803

Federal funds purchased	21	33	51	37	42
Repurchase agreements	3,536	3,719	4,211	3,575	1,960
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$29,785	$29,750	$30,606	$30,613	$29,516

(1) Taxable-equivalent basis assuming a 21% tax rate.